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                                                                     EXHIBIT 3.6


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           SPECTRASITE HOLDINGS, INC.


        SPECTRASITE HOLDINGS, INC. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        By written consent in lieu of a meeting of the Board of Directors of the Corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in lieu of a meeting in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:


        RESOLVED: That paragraph A of Section 4A.5 of the Certificate of Amendment of the Corporation be and hereby is deleted in its entirety and the following paragraph A of Section 4A.5 is inserted in lieu thereof:


                A. "Automatic Redemption. On December 15, 2008 (the "MANDATORY REDEMPTION DATE"), each share of Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by law), at a redemption price per share, in cash, equal to 100% of the applicable Liquidation Preference for such Preferred Stock. The total sum payable per share of Series A Preferred Stock to be redeemed (the "SERIES A REDEEMED SHARES") and per share of Series B Preferred Stock to be redeemed (the "SERIES B REDEEMED SHARES," together with the Series A Redeemed Shares, the "REDEEMED SHARES") on the Mandatory Redemption Date is hereinafter referred to as the "REDEMPTION PRICE," and the payment to be made on the Mandatory Redemption Date for the Redeemed Shares is hereinafter referred to as the "REDEMPTION PAYMENT." Upon notice from the Corporation, each holder of Series A Preferred Stock or Series B Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer."



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                IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 29th day of May 1998.


                                                  SPECTRASITE HOLDINGS, INC.


                                                  By: /s/ STEPHEN H CLARK
                                                      --------------------------
                                                      Stephen H. Clark
                                                      President




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